EXHIBIT 99.3

AMENDED ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Statements of Income

	For the Years Ended December 31, (In millions, except per share figures)	2007	2006	2005
	Revenue	$11,177	$10,340	$9,899

	Expense:
	Compensation and benefits	7,030	6,515	6,327
	Other operating expenses	3,301	2,877	3,165

	Operating expenses	10,331	9,392	9,492

	Operating income	846	948	407
	Interest income	95	60	44
	Interest expense	(267)	(303)	(332)
	Investment income (loss)	173	207	183

	Income before income taxes and minority interest	847	912	302
	Income taxes	295	272	95
	Minority interest, net of tax	14	8	6

	Income from continuing operations	538	632	201
	Discontinued operations, net of tax	1,937	358	203

	Net income	$2,475	$990	$404

Basic net income per share	– Continuing operations	$1.00	$1.15	$0.37
	– Net income	$4.60	$1.80	$0.75

Diluted net income per share	– Continuing operations	$0.99	$1.14	$0.37
	– Net income	$4.53	$1.76	$0.74

Average number of shares outstanding	– Basic	539	549	538
	– Diluted	546	557	543

	Shares outstanding at December 31,	520	552	546

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, (In millions of dollars)	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,133	$2,015

Receivables
Commissions and fees	2,614	2,340
Advanced premiums and claims	77	82
Other	302	452

	2,993	2,874
Less – allowance for doubtful accounts and cancellations	(119)	(156)

Net receivables	2,874	2,718

Assets of discontinued operations	—	1,921
Other current assets	447	322

Total current assets	5,454	6,976
Goodwill and intangible assets	7,759	7,595
Fixed assets, net	992	990
Pension related assets	1,411	613
Other assets	1,743	1,963

	$17,359	$18,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$260	$1,111
Accounts payable and accrued liabilities	1,670	2,486
Regulatory settlements – current portion	177	178
Accrued compensation and employee benefits	1,290	1,230
Accrued income taxes	96	131
Liabilities of discontinued operations	—	782

Total current liabilities	3,493	5,918

Fiduciary liabilities	3,612	3,587
Less – cash and investments held in a fiduciary capacity	(3,612)	(3,587)

	—	—
Long-term debt	3,604	3,860
Regulatory settlements	—	173
Pension, postretirement and postemployment benefits	709	1,085
Liability for errors and omissions	596	624
Other liabilities	1,135	658

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value, authorized 6,000,000 shares, none issued	—	—
Common stock, $1 par value, authorized 1,600,000,000 shares, Issued 560,641,640 shares in 2007 and 2006	561	561
Additional paid-in capital	1,242	1,138
Retained earnings	7,732	5,691
Accumulated other comprehensive loss	(351)	(1,272)

	9,184	6,118
Less – treasury shares at cost, 40,249,598 in 2007 and 8,727,764 in 2006	(1,362)	(299)

Total stockholders’ equity	7,822	5,819

	$17,359	$18,137

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Operating cash flows:
Net income	$2,475	$990	$404
Adjustments to reconcile net income to cash generated from operations:
Depreciation of fixed assets and capitalized software	366	391	391
Amortization of intangible assets	76	97	99
Provision for deferred income taxes	12	60	36
Net (gains) losses on investments	(176)	(222)	(183)
Disposition of assets	(1,833)	(218)	(19)
Stock-option compensation	71	116	64
Changes in assets and liabilities:
Net receivables	(321)	(157)	57
Other current assets	370	(651)	122
Other assets	49	(73)	(192)
Accounts payable and accrued liabilities	(350)	682	(35)
Accrued compensation and employee benefits	(28)	94	(167)
Accrued income taxes	(1,141)	(242)	4
Other liabilities	(4)	(184)	(72)
Effect of exchange rate changes	49	103	(73)

Net cash (used for) provided by operations	(385)	786	436

Financing cash flows:
Net decrease in commercial paper	—	—	(129)
Proceeds from issuance of debt	3	322	2,341
Other repayments of debt	(1,120)	(888)	(1,990)
Purchase of treasury shares	(1,300)	—	—
Issuance of common stock	186	181	269
Dividends paid	(413)	(374)	(363)

Net cash (used for) provided by financing activities	(2,644)	(759)	128

Investing cash flows:
Capital expenditures	(378)	(307)	(345)
Net sales (purchases) of long-term investments	211	(15)	281
Proceeds from sales related to fixed assets	11	136	46
Dispositions	3,357	375	156
Acquisitions	(206)	(221)	(74)
Other, net	1	(12)	52

Net cash provided by (used for) investing activities	2,996	(44)	116

Effect of exchange rate changes on cash and cash equivalents	77	73	(43)

Increase in cash and cash equivalents	44	56	637
Cash and cash equivalents at beginning of period	2,089	2,033	1,396

Cash and cash equivalents at end of period	2,133	2,089	2,033

Cash and cash equivalents – reported as discontinued operations	—	(74)	(130)

Cash and cash equivalents – continuing operations	$2,133	$2,015	$1,903

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

For the Years Ended December 31, (In millions, except per share figures)	2007	2006	2005
COMMON STOCK
Balance, beginning and end of year	$561	$561	$561

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year	$1,138	$1,143	$1,316
Acquisitions	—	—	(15)
SFAS 123(R) periodic compensation costs and implementation adjustment	155	90	202
Issuance of shares to MMC retirement plan	—	—	(160)
Issuance of shares under stock compensation plans and employee stock purchase plans and related tax benefits	(51)	(95)	(200)

Balance, end of year	$1,242	$1,138	$1,143

RETAINED EARNINGS
Balance, beginning of year	$5,691	$4,989	$5,044
Net income (a)	2,475	990	404
Dividend equivalents paid	(8)	(8)	(2)
Dividends declared – (per share amounts: $.76 in 2007, $.51 in 2006, $.85 in 2005)	(413)	(280)	(457)
FIN 48 cumulative charge	(13)	—	—

Balance, end of year	$7,732	$5,691	$4,989

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$(1,272)	$(756)	$(370)
Foreign currency translation adjustments (b)	235	305	(271)
Unrealized investment holding losses net of reclassification adjustments (c)	(22)	(17)	(85)
Net changes under SFAS 158, net of tax (d)	708	—	—
Initial adoption of SFAS 158, net of tax	—	(905)	—
Minimum pension liability adjustment (e)	—	101	(30)

Balance, end of year	$(351)	$(1,272)	$(756)

TREASURY SHARES
Balance, beginning of year	$(299)	$(577)	$(1,495)
Purchase of treasury shares	(1,300)	—	—
Acquisitions	—	2	82
Issuance of shares to MMC retirement plan	—	—	365
Issuance of shares under stock compensation plans and employee stock purchase plans	237	276	471

Balance, end of year	$(1,362)	$(299)	$(577)

TOTAL STOCKHOLDERS’ EQUITY	$7,822	$5,819	$5,360

TOTAL COMPREHENSIVE INCOME (a+b+c+d+e)	$3,396	$1,379	$18

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Nature of Operations: Marsh & McLennan Companies, Inc. (“MMC”), a global professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC’s three business segments are risk and insurance services, consulting and risk consulting & technology. As noted below, on August 3, 2007 Great-West Lifeco Inc. completed its purchase of Putnam, MMC’s former investment management segment.

As discussed in Note 5, MMC disposed of several businesses in 2007 and 2006, which are classified as discontinued operations in these financial statements.

The risk and insurance services segment provides risk management and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. MMC conducts business in this segment through Marsh and Guy Carpenter.

The consulting segment provides advice and services to the managements of organizations in the areas of human resource consulting, comprising retirement and investments, health and benefits, outsourcing and talent; and strategy and risk management consulting, comprising management, economic and brand consulting. MMC conducts business in this segment through Mercer and Oliver Wyman Group.

The risk consulting & technology segment provides various risk consulting and related risk mitigation services to corporate, government, institutional and individual clients. These services fall into two main business groups: consulting, which includes corporate advisory & restructuring services, consulting services and security services; and technology-enabled services. MMC conducts business in this segment through Kroll.

On August 3, 2007, Great-West Lifeco Inc. completed the purchase of Putnam Investments Trust for $3.9 billion in cash. The purchase included Putnam’s interest in the T.H. Lee private equity business. The pre-tax gain of $3.0 billion ($1.9 billion net of tax), Putnam’s results through August 2, 2007, and Putnam’s comparative results are included in discontinued operations in the accompanying consolidated statements of income.

The caption “Investment income (loss)” in the consolidated statements of income comprises realized and unrealized gains and losses from investments recognized in current earnings. It includes, when applicable, other than temporary declines in the value of available for sale securities, the change in value of trading securities and the change in value of MMC’s holdings in certain private equity funds. In addition, it includes dividends from such investments and interest received from certain structured financing instruments originated by corporate advisory and restructuring. MMC’s investments may include direct investments in companies and investments in private equity funds.

Principles of Consolidation: The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Fiduciary Assets and Liabilities: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds.

Unremitted insurance premiums and claims are held by MMC in a fiduciary capacity. Interest income on these fiduciary funds, included in service revenue, amounted to $193 million in 2007, $180 million in 2006, and $151 million in 2005. Since fiduciary assets are not available for corporate use, they are shown in the balance sheet as an offset to fiduciary liabilities.

Net uncollected premiums and claims and the related payables were $9.2 billion and $8.7 billion at December 31, 2007 and 2006, respectively. MMC is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Net uncollected premiums and claims and the related payables are, therefore, not assets and liabilities of MMC and are not included in the accompanying consolidated balance sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying consolidated balance sheets as receivables.

Revenue: Risk and Insurance Services revenue includes insurance commissions, fees for services rendered, interest income on certain fiduciary funds and market service fees from insurers earned on placements made prior to October 2004. Effective October 1, 2004 Marsh agreed to eliminate market service fees with insurers. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC’s reinsurance operations), as of the effective date or billing date, whichever is later. Commissions are net of policy cancellation reserves, which are estimated based on historic and current data on cancellations. Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided, using a proportional performance model. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture. In 2005, MMC sold MMC Capital’s private equity management business to Stone Point Capital, LLC and therefore no longer receives management fees or origination fees related to the private equity business, except that MMC retained the right to receive certain performance fees related to the Trident II private equity partnership. MMC will continue to receive dividends and to recognize capital appreciation or depreciation on its investment holdings, which are included in the line “Investment income (loss)” outside of MMC’s operating results.

MMC has deferred the recognition of performance fee revenue in connection with the management of certain private equity funds of $54 million at December 31, 2007. This revenue is based on the investment performance over the life of each private equity fund, and future declines in fund performance from current levels may result in the forfeiture of such revenue. As noted above, MMC only recognizes performance fee revenue when such fees are no longer subject to forfeiture, which for the $54 million noted above, may take a number of years to resolve.

Consulting revenue includes fees paid by clients for advice and services and commissions from insurance companies for the placement of individual and group contracts. Fee revenue for engagements where remuneration is based on time plus out-of-pocket expenses is recognized based on the amount of time consulting professionals expend on the engagement. For fixed fee engagements, revenue is recognized using a proportional performance model. Revenue from insurance commissions not subject to a fee arrangement is recorded over the effective period of the applicable policies. Revenues for asset based fees are recognized on an accrual basis by applying the daily/monthly rate as contractually agreed with the client to the net asset value. On a limited number of engagements, performance fees may also be earned for achieving certain pre-determined performance criteria. Such fees are recognized when the performance criteria have been achieved and agreed to by the client. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue.

Risk Consulting & Technology compensation consists of fees paid by clients. Such fees are typically charged on an hourly, project, or fixed fee basis, and sometimes on a per service or per unit basis. Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from hourly or daily rate engagements is recognized as hours are expended at the agreed-upon billing amounts. Revenue related to fixed price arrangements is recognized based upon a proportional performance model. Revenue provided from credit services is recognized when the information is delivered to the customer, either electronically or by other means. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Revenue from sales of software is recognized when the product is shipped, with the exception of royalty-based products, for which revenue is recognized as applicable royalty reports are received. Revenue from software sales is recorded net of estimated customer returns and allowances. Contingent fees are recognized as earned and upon satisfaction of all conditions to their payment.

Cash and Cash Equivalents: Cash and cash equivalents primarily consist of certificates of deposit and time deposits, with original maturities of three months or less, and money market funds.

Fixed Assets: Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation of buildings, building improvements, furniture, and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. MMC periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.

The components of fixed assets are as follows:

December 31, (In millions of dollars)	2007	2006
Furniture and equipment	$1,257	$1,290
Land and buildings	410	397
Leasehold and building improvements	699	719

	2,366	2,406
Less-accumulated depreciation and amortization	(1,374)	(1,416)

	$992	$990

Investment Securities: MMC holds investments in both public and private companies, as well as certain private equity funds. Publicly traded investments are classified as available for sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and carried at market value. Non-publicly traded investments are carried at cost in accordance with APB Opinion No. 18 (“APB 18”). Changes in the fair value of available for sale securities are recorded in stockholders’ equity, net of applicable taxes, until realized. Securities classified as available for sale under SFAS 115, or carried at cost under APB 18, are considered long-term investments and are included in Other assets in the consolidated balance sheets.

Certain investments, primarily investments in private equity funds, are accounted for using the equity method under APB 18 using a consistently applied three-month lag period. The underlying private equity funds follow investment company accounting, where securities within the fund are carried at fair value. MMC records its proportionate share of the change in fair value of the funds in earnings. Securities recorded using the equity method are included in Other assets in the consolidated balance sheets.

Gains, net of incentive compensation, or losses recognized in earnings from the investment securities described above are included in Investment income (loss) below operating income in the consolidated statements of income. Costs related to management of MMC’s investments, including incentive compensation partially derived from investment income and loss, are recorded in operating expenses.

Goodwill and Other Intangible Assets: Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Goodwill is reviewed at least annually for impairment. MMC performs an annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities as well as an allocation of those assets and liabilities not recorded at the reporting unit level. Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature.

Capitalized Software Costs: MMC capitalizes certain costs to develop, purchase, or modify software for the internal use of MMC. These costs are amortized on a straight-line basis over periods ranging from three to ten years. Costs incurred during the preliminary project stage and post implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs related to updates and enhancements are only capitalized if they will result in additional functionality. Computer software costs of $242 million and $229 million, net of accumulated amortization of $450 million and $465 million at December 31, 2007 and 2006, respectively, are included in Other assets in the consolidated balance sheets.

Legal and Other Loss Contingencies: MMC and its subsidiaries are subject to a significant number of claims, lawsuits and proceedings. MMC records liabilities for contingencies including legal costs when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. To the extent such losses can be recovered under MMC’s insurance programs, estimated recoveries are recorded when losses for insured events are recognized. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability. Contingent liabilities are not discounted.

Income Taxes: MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating uncertain tax positions. On January 1, 2007 MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), to account for the uncertainty in income taxes. Accordingly, MMC reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process, the first step involves recognition. We determine whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. Prior to January 1, 2007, MMC estimated its uncertain income tax obligations in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), and SFAS 5. MMC recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Tax law requires items be included in MMC’s tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that future taxable income will be insufficient to use a deduction or credit in that jurisdiction. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.

U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2007 amounted to approximately $1.8 billion. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $90 million.

Derivative Instruments: All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Change in the fair value attributable to the ineffective portion of cash flow hedges are recognized in earnings.

Concentrations of Credit Risk: Financial instruments which potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents, commissions and fees receivable and insurance recoverables. MMC maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in a large number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are generally limited due to the large number of clients and markets in which MMC does business, as well as the dispersion across many geographic areas.

Per Share Data: Basic net income per share and income from continuing operations per share are calculated by dividing the respective after tax income by the weighted average number of shares of MMC’s common stock outstanding, excluding unvested restricted stock. Diluted net income per share and income from continuing operations per share are calculated by dividing the respective after tax income by the weighted average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares. Reconciliation of net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding is presented below. The reconciling items, related to the calculation of diluted weighted average common shares outstanding, are the same for continuing operations.

For the Years Ended December 31, (In millions)	2007	2006	2005
Net income	$2,475	$990	$404
Less: Potential minority interest expense associated with Putnam Class B common shares	(4)	(13)	(5)
Add: Dividend equivalent expense related to common stock equivalents	—	—	1

Net income for diluted earnings per share	$2,471	$977	$400

Basic weighted average common shares outstanding	539	549	538
Dilutive effect of potentially issuable common shares	7	8	5

Diluted weighted average common shares outstanding	546	557	543

Average stock price used to calculate common stock equivalents	$28.59	$29.06	$29.65

There were 58.8 million, 64.4 million and 66.3 million stock options outstanding as of December 31, 2007, 2006 and 2005, respectively. The calculation above includes 3 million of common stock equivalents related to stock options in each of three years presented.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

New Accounting Pronouncements: On January 1, 2007, MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires that MMC recognizes in its consolidated financial statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position. As a result of the implementation of FIN 48, MMC recognized an increase in the liability for unrecognized tax benefits of approximately $13 million, which is accounted for as a reduction to the January 1, 2007 balance of retained earnings. The term “unrecognized tax benefits” in FIN 48 primarily refers to the differences between a tax position taken or expected to be taken in a tax return and the benefit measured and recognized in the financial statements in accordance with the guidelines of FIN 48. Including this increase, MMC had approximately $272 million of total gross unrecognized tax benefits at the beginning of 2007. Of this total, $218 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in any future periods. MMC classifies interest and penalties relating to uncertain tax positions in the financial statements as income taxes. The total gross amount of such accrued interest and penalties, before any applicable federal benefit, at January 1, 2007 was $40 million. See Note 7 for further discussion of FIN 48 and income taxes.

MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006. SFAS 158 requires recognition of the funded status of defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded or underfunded Plans as a net benefit plan liability. The offsetting adjustment to the amount of assets and liabilities was recorded in Accumulated Other Comprehensive Income in MMC’s 2006 year end balance sheet. The impact of adopting SFAS 158 resulted in a reduction of assets of $660 million and an increase in liabilities of $245 million and a reduction of stockholders’ equity of $905 million in 2006 (or $804 million, including an adjustment for the impact of recording a reduction to the minimum pension liability prior to the adoption of SFAS 158). In 2007, the improved funded status of the Plan resulted in a net increase to equity of $708 million.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of MMC’s 2008 fiscal year. MMC does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits an entity to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adjustment to reflect the difference between fair value and the carrying amount would be accounted for as a cumulative effect adjustment to retained earnings as of the date of adoption. MMC did not elect to adopt the fair value option for any financial assets or liabilities as of January 1, 2008.

On December 4, 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), and SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”).

SFAS 141(R) requires entities in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors and other users to evaluate and understand the nature and financial effect of the business combination.

SFAS 160 clarifies that a noncontrolling or minority interest in a subsidiary is considered an ownership interest and accordingly, requires all entities to report such interests in subsidiaries as equity in the consolidated financial statements.

Both standards are effective for fiscal years beginning after December 15, 2008. The impact on MMC’s financial statements will depend on the number and/or size of acquisitions completed in periods subsequent to the standards’ effective date. Early adoption is not permitted.

2.	Supplemental Disclosures

The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Purchase acquisitions:
Assets acquired, excluding cash	$173	$200	$68
Liabilities assumed	—	—	—
Issuance of debt and other obligations	(11)	(32)	(8)
Deferred purchase consideration	44	53	80
Shares issuable	—	—	(66)

Net cash outflow for acquisitions	$206	$221	$74

Interest paid	$290	$300	$307
Income taxes paid	$1,192	$597	$156

The consolidated cash flow statements include the cash flow impact of discontinued operations in each cash flow category. The cash flow impact of discontinued operations from the operating, financing and investing cash flow categories is as follows:

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Net cash provided by (used for) operations	$17	$22	$(18)
Net cash (used for) provided by financing activities	$(8)	$(52)	$24
Net cash provided by (used for) investing activities	$8	$(26)	$(20)

An analysis of the allowance for doubtful accounts is as follows:

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Balance at beginning of year	$156	$157	$142
Provision charged to operations	4	11	49
Accounts written-off, net of recoveries	(22)	(23)	(25)
Effect of exchange rate changes and other	(19)	11	(9)

Balance at end of year	$119	$156	$157

In December 2006, MMC contributed its limited partnership interest in the Trident III private equity fund, valued at $182 million, to its pension plan in the United Kingdom.

In September 2005, MMC contributed 8 million shares of MMC common stock valued at $205 million, to the U.S. qualified retirement plan.

3.	Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) are as follows:

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Foreign currency translation adjustments	$235	$305	$(271)
Unrealized investment holding gains, net of income tax liability of $2, $2 and $10 in 2007, 2006 and 2005, respectively	4	7	18
Less: Reclassification adjustment for realized gains included in net income, net of income tax liability of $8, $14 and $55 in 2007, 2006 and 2005, respectively	(26)	(24)	(103)
Net changes under SFAS 158, net of income tax liability of $327 in 2007	708	—	—
Minimum pension liability adjustment, net of income tax liability (benefit) of $51 in 2006 and $(3) in 2005	—	101	(30)

	$921	$389	$(386)

The components of accumulated other comprehensive loss are as follows:

December 31, (In millions of dollars)	2007	2006
Foreign currency translation adjustments	$512	$278
Net unrealized investment gains	14	36
Net changes under SFAS 158	(877)	(1,586)

	$(351)	$(1,272)

4.	Acquisitions and Dispositions

During 2007, MMC made six acquisitions, for total purchase consideration of $159 million and also paid $14 million of contingent purchase consideration related to prior acquisitions. The allocation of purchase consideration resulted in acquired goodwill and other intangible assets, amounting to $119 million and $36 million, respectively and other assets of $18 million. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when purchase accounting is finalized.

5.	Discontinued Operations

On August 3, 2007, Great-West Lifeco Inc. completed its purchase of Putnam Investments Trust. The pre-tax gain of $3.0 billion ($1.9 billion net of tax), Putnam’s results through August 2, 2007, and comparative results are included in discontinued operations in the accompanying consolidated statements of income. Putnam’s assets and liabilities are reported in discontinued operations in the accompanying consolidated balance sheets at December 31, 2006.

As part of the disposal of Putnam, MMC provided indemnities to GWL with respect to certain Putnam-related litigation and regulatory matters described in Note 16, and certain indemnities related to contingent tax liabilities (the “indemnified matters”). In accordance with the guidelines of FASB Interpretation No. 45 (“FIN 45”), MMC estimated the “fair value” of the indemnities based on a (i) probability weighted assessment of possible outcomes; or, (ii) in circumstances where the probability or amounts of potential outcomes could not be determined, an analysis of similar but not identical circumstances prepared by an MMC-affiliated professional economic valuation firm. As required by FIN 45, the amounts recognized are the greater of the estimated fair value of the indemnity or the amount required to be recorded under SFAS No. 5 or FIN 48 (for tax-related matters). MMC recorded a liability of approximately $257 million related to these indemnities (the “FIN 45 liability”). The FIN 45 liability considers the potential settlement amount as well as related defense costs. The matters for which indemnities have been provided are inherently uncertain as to their eventual outcome. The process of estimating “fair value” as required by FIN 45 entails necessarily uncertain assumptions about such future outcomes. Consequently, the ultimate resolution of the matters for which indemnities have been provided may well vary significantly from the liabilities calculated under FIN 45.

The indemnities described above do not have a stated expiration date. MMC is released from risk under the indemnity as the indemnified matters are settled or otherwise resolved. Since MMC is not released from risk under the indemnities simply based on the passage of time, future costs of settlements and/or legal fees related to the indemnified matters will be charged against the FIN 45 liability, so long as they are consistent with the estimated exposure contemplated for such matters in establishing the FIN 45 liability. MMC will assess the status of the indemnified matters each reporting period to determine whether to cease reduction of the FIN 45 liability, and/or whether additional accruals are appropriate under either SFAS 5 (for non-tax related matters) or FIN 48 (for tax related matters). Any future charges or credits resulting from the settlement or resolution of the indemnified matters, or any adjustments to the liabilities related to such matters will be recorded in discontinued operations, in accordance with SFAS 144.

During 2006, MMC completed the sale of several businesses: SCMS in January 2006, Price Forbes in September 2006, and KSI in December 2006. The gain or loss on disposal of these businesses, including any charges to reduce the carrying value to fair value less cost to sell, is included in discontinued operations in 2006.

The operating results of each of the businesses, through the date of sale or disposal, are included in discontinued operations in 2005 except for the 2005 results of Price Forbes, which were insignificant to MMC’s results for that year.

In 2005, Marsh completed the sale of Crump Group Inc. The gain on disposal of Crump, as well as its results of operations through the date of disposal, are included in discontinued operations in 2005.

Price Forbes, Crump and SCMS were part of MMC’s risk and insurance services segment, while KSI was part of MMC’s risk consulting & technology segment. Putnam represented the entire investment management segment.

Summarized Statements of Income data for discontinued operations are as follows:

For the Year Ended December 31, (In millions of dollars)	2007	2006	2005
Revenue	$798	$1,533	$2,037

Income before provision for income tax	$160	$304	$306
Provision for income tax	71	118	117

Income from discontinued operations, net of tax	89	186	189

Gain on disposal of discontinued operations	2,965	298	55
Provision for income tax	1,117	126	41

Gain on disposal of discontinued operations, net of tax	1,848	172	14

Discontinued operations, net of tax	$1,937	$358	$203

MMC’s gain on the Putnam transaction increased diluted earnings per share by $3.38 for the twelve months ended December 31, 2007. In 2006, discontinued operations included an after-tax net gain of $179 million related to the gain on disposal of SCMS and charges related to Price Forbes, which increased diluted earnings per share for the twelve months ended December 31, 2006 by approximately $0.32.

Summarized Balance Sheet data for discontinued operations is as follows:

For the Year Ended December 31, (In millions of dollars)	2007	2006
Assets of discontinued operations:
Current assets	$—	$779
Fixed assets, net	—	53
Goodwill and intangible assets	—	180
Long-term investments	—	473
Other assets	—	436

Total assets of discontinued operations	$—	$1,921

Liabilities of discontinued operations	$—	$782

6.	Goodwill and Other Intangibles

Under SFAS 142, MMC is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. MMC performs the annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities as well as an allocation of those assets and liabilities not recorded at the reporting unit level. MMC completed its 2007 annual review in the third quarter of 2007 and concluded that goodwill is not impaired. Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature.

Changes in the carrying amount of goodwill are as follows:

(In millions of dollars)	2007	2006
Balance as of January 1	$7,206	$7,121
Goodwill acquired	119	132
Other adjustments (a)	63	(47)

Balance as of December 31	$7,388	$7,206

(a)	Primarily foreign exchange and purchase accounting adjustments.

Goodwill allocable to each of MMC’s reportable segments is as follows: Risk and Insurance Services $3.8 billion; Consulting $1.9 billion; and Risk Consulting & Technology $1.7 billion.

See note 18, which describes goodwill impairment charges taken in the first and second quarters of 2008.

Amortized intangible assets consist of the cost of client lists, client relationships and trade names acquired. The gross cost and accumulated amortization by major intangible asset class is as follows:

	2007			2006
December 31, (In millions of dollars)	Gross Cost	Accumulated Amortization	Net Carrying Amount	Gross Cost	Accumulated Amortization	Net Carrying Amount
Total amortized intangibles	$706	$335	$371	$655	$266	$389

Aggregate amortization expense for the years ended December 31, 2007, 2006 and 2005 was $66 million, $80 million and $82 million, respectively, and the estimated future aggregate amortization expense is as follows:

For the Years Ending December 31, (In millions of dollars)	Estimated Expense
2008	$65
2009	55
2010	47
2011	40
2012	38
Subsequent years	126

$371

7.	Income Taxes

Income before income taxes and minority interest shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Income before income taxes and minority interest:
U.S.	$66	$233	$(120)
Other	781	679	422

	$847	$912	$302

Income taxes:
Current–
U.S. Federal	$(29)	$(68)	$(158)
Other national governments	208	224	123
U.S. state and local	67	65	35

	246	221	—

Deferred–
U.S. Federal	39	140	105
Other national governments	39	(59)	(7)
U.S. state and local	(29)	(30)	(3)

	49	51	95

Total income taxes	$295	$272	$95

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

December 31, (In millions of dollars)	2007	2006
Deferred tax assets:
Accrued expenses not currently deductible	$704	$544
Differences related to non-U.S. operations	332	301
Accrued retirement & postretirement benefits – non-U.S. operations	—	240
Net operating losses (a)	101	96
Income currently recognized for tax	51	57
Other	58	31

	$1,246	$1,269

Deferred tax liabilities:
Unrealized investment holding gains	$8	$13
Differences related to non-U.S. operations	160	134
Depreciation and amortization	82	180
Accrued retirement & postretirement benefits – non-U.S. operations	66	—
Accrued retirement benefits	91	12
Other	73	126

	$480	$465

(a)	Net of valuation allowance of $38 million and $15 million, respectively.

December 31, (In millions of dollars)	2007	2006
Balance sheet classifications:
Current assets	$247	$128
Other assets	$519	$687
Other liabilities	$—	$11

A reconciliation from the U.S. Federal statutory income tax rate to MMC’s effective income tax rate is shown below.

For the Years Ended December 31,	2007	2006	2005
	%	%	%
U.S. Federal statutory rate	35.0	35.0	35.0
U.S. state and local income taxes–net of U.S. Federal income tax benefit	2.9	2.5	7.0
Differences related to non-U.S. operations	(3.0)	(7.9)	(10.3)
Meals and entertainment	1.1	1.1	2.6
Dividends paid to employees	(.8)	(.5)	(2.2)
Other	(.3)	(.4)	(.7)

Effective tax rate	34.9	29.8	31.4

Valuation allowances had a net increase of $23 million in 2007 compared with a net decrease of $53 million in 2006. During the respective years, adjustments of the beginning of the year balances of valuation allowances increased income tax expense by $13 million in 2007 and decreased income tax expense by $26 million in 2006. None of the cumulative valuation allowances relate to amounts which if realized would reduce goodwill or increase contributed capital in the future. Approximately 80% of MMC’s net operating loss carryforwards expire over various periods from 2008 through 2027, and others are unlimited. In assessing the realizability of deferred tax assets, MMC considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. MMC evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income, in assessing the need for a valuation allowance. The underlying assumptions MMC uses in forecasting future taxable income require significant judgment and take into account MMC’s recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences are deductible. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, and available tax planning strategies, MMC believes it is more likely than not that it will realize the benefits of the deferred tax assets, net of existing valuation allowances at December 31, 2007. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

The American Jobs Creation Act (the “Act”), adopted on October 22, 2004, provided for a special one-time tax deduction, or dividend received deduction, of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. In the fourth quarter of 2005, MMC recorded an income tax benefit of $8 million, attributable to the repatriation of approximately $585 million of qualifying earnings under the provisions of the Act. The $8 million tax benefit resulted from the reversal of deferred tax liabilities previously provided under SFAS No. 109, which were in excess of the tax liabilities from repatriation of these qualifying earnings.

On January 1, 2007, MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires that MMC recognize in its consolidated financial statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position. As a result of the implementation of FIN 48, MMC recognized an increase in the liability for unrecognized tax benefits of approximately $13 million, which is accounted for as a reduction to the January 1, 2007 balance of retained earnings. The term “unrecognized tax benefits” in FIN 48 primarily refers to the differences between a tax position taken or expected to be taken in a tax return and the benefit measured and recognized in the financial statements in accordance with the guidelines of FIN 48. Including this increase, MMC had approximately $272 million of total gross unrecognized tax benefits at the beginning of 2007. Of this total, $218 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in any future periods. MMC classifies interest and penalties relating to uncertain tax positions in the financial statements as income taxes. The total gross amount of such accrued interest and penalties, before any applicable federal benefit, at January 1, 2007 was $40 million.

Following is a reconciliation of MMC’s total gross unrecognized tax benefits for the year-to-date period ended December 31, 2007.

(In millions of dollars)
Balance at January 1, 2007	$272
Additions, based on tax positions related to current year	83
Additions for tax positions of prior years	70
Reductions for tax positions of prior years	(21)
Reductions due to reclassification to FIN 45 on the sale of Putnam	(26)
Settlements	(23)
Lapses in statutes of limitation	(4)

Balance at December 31, 2007	$351

Of the total $351 million of unrecognized tax benefits at December 31, 2007, $228 million represents the amount that, if recognized, would favorably affect the effective tax rate in any future periods. The total gross amount of accrued interest and penalties at December 31, 2007, before any applicable federal benefit, was $44 million.

As discussed in Note 5, MMC has provided certain indemnities related to contingent tax liabilities as part of the disposal of Putnam. The balance of gross unrecognized tax benefits at January 1, 2007 in the chart above includes balances related to Putnam. Following the close of the Putnam transaction, the unrecognized tax benefits of $26 million related to stand alone tax returns filed by Putnam (not as part of an MMC consolidated tax group) have been reclassified and are included as part of the fair value liability for contingent tax indemnities established in accordance with FIN 45. In addition, at January 1, and December 31, 2007, balances of $22 million and $80 million, respectively, included in the chart above relate to Putnam issues included in consolidated MMC tax returns. Since MMC remains primarily liable to the taxing authorities for resolution of uncertain tax positions related to consolidated returns, these balances will remain as part of MMC’s consolidated liability for uncertain tax positions. Any future charges or credits that are directly related to the disposal of Putnam and the indemnified contingent tax issues, including interest accrued in accordance with FIN 48, will be charged or credited to discontinued operations as incurred.

MMC is routinely examined by the jurisdictions in which it has significant operations. The Internal Revenue Service is expected to complete its examination of 2003 through 2005 during 2008. New York is examining years 2003 through 2005 for various subsidiaries. California is examining years 2003 through 2005 and years 2000 through 2002 are in various stages of appeal. Massachusetts is examining years 2000 through 2004 for various subsidiaries. Inland Revenue in the United Kingdom is examining tax years 2002 through 2005 for various subsidiaries. Earlier years are closed in all of the foregoing jurisdictions. MMC regularly considers the likelihood of assessments in each of the taxing jurisdictions resulting from examinations. MMC has established appropriate liabilities for uncertain tax positions in relation to the potential assessments. MMC believes the resolution of tax matters will not have a material effect on the consolidated financial condition of MMC, although a resolution could have a material impact on MMC’s net income or cash flows and on its effective tax rate in a particular future period. As of December 31, 2007 changes to our uncertain tax positions that are reasonably possible in the next 12 months are not estimated to be material.

8.	Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for eligible non-U.S. employees. MMC’s policy for funding its tax qualified defined benefit pension plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign law.

Combined U.S. and non-U.S. Plans

The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans as of the end of the year are as follows:

	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Weighted average assumptions:
Discount rate (for expense)	5.4%	5.1%	5.8%	5.6%
Expected return on plan assets	8.2%	8.2%	—	—
Rate of compensation increase (for expense)	3.8%	3.8%	—	—
Discount rate (for benefit obligation)	6.1%	5.4%	6.5%	5.8%
Rate of compensation increase (for benefit obligation)	3.8%	3.8%	—	—

MMC uses Mercer actuaries to perform the valuations of its pension plans. The long-term rate of return assumption is selected for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan’s assets. MMC utilizes a model developed by its actuaries to assist in the setting of this assumption. The model takes into account several factors, including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances, and correlations for different asset classes. All returns utilized and produced by the model are geometric averages. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. MMC generally does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the best estimate range, defined as between the 25th and 75th percentile of the expected long-term annual returns in accordance with the “American Academy of Actuaries Pension Practice Council Note May 2001 Selecting and Documenting Investment Return Assumptions” and consistent with Actuarial Standards of Practice No. 27. The historical five- and ten-year average asset returns of each plan are also reviewed to ensure they are consistent and reasonable compared with the best estimate range. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets as defined by SFAS No. 87. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are recorded.

The target asset allocation for the U.S. plans is 70% equities and 30% fixed income, and for the U.K. plans, which comprise approximately 83% of non-U.S. plan assets, is 58% equities and 42% fixed income. As of the measurement date, the actual allocation of assets for the U.S. plan was 73% to equities and 27% to fixed income, and for the U.K. plans was 56% to equities and 44% to fixed income. The assets of the Company’s defined benefit plans are well-diversified and are managed in accordance with applicable laws and with the goal of maximizing the plans’ real return within acceptable risk parameters. MMC uses threshold-based portfolio rebalancing to ensure the actual portfolio remains consistent with target asset allocation ranges.

The U.S. qualified plan contains 8 million shares of MMC common stock. The shares were contributed in September 2005. Prior to this contribution, the U.S. qualified plan held no MMC securities.

The discount rate selected for each U.S. plan is based on a model bond portfolio with coupons and redemptions that closely match the expected liability cash flows from the plan. Discount rates for non-U.S. plans are based on appropriate bond indices such as the Markit iBoxx £ Corporates AA 15+ index in the U.K. Projected compensation increases reflect current expectations as to future levels of inflation.

The components of the net periodic benefit cost for combined U.S. and non-U.S. defined benefit plans and other postretirement plans are as follows:

For the Years Ended December 31, (In millions of dollars)	Pension Benefits			Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$230	$235	$245	$6	$6	$9
Interest cost	565	494	472	15	14	18
Expected return on plan assets	(799)	(695)	(640)	—	—	—
Amortization of prior service credit	(56)	(54)	(41)	(13)	(14)	(3)
Recognized actuarial loss	207	237	177	2	4	1

Net periodic benefit cost	$147	$217	$213	$10	$10	$25

U.S. Plans

The following schedules provide information concerning MMC’s U.S. defined benefit pension plans and postretirement benefit plans:

December 31, (In millions of dollars)	U.S. Pension Benefits		U.S. Postretirement Benefits
	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$3,264	$3,094	$192	$194
Service cost	82	83	4	4
Interest cost	196	182	11	11
Amendments	—	—	—	—
Actuarial (gain) loss	(297)	33	(19)	(5)
Benefits paid	(134)	(128)	(15)	(12)

Benefit obligation at end of year	$3,111	$3,264	$173	$192

Change in plan assets:
Fair value of plan assets at beginning of year	$3,382	$3,015	$—	$—
Actual return on plan assets	264	475	—	—
Employer contributions	20	20	15	12
Benefits paid	(134)	(128)	(15)	(12)

Fair value of plan assets at end of year	$3,532	$3,382	$—	$—

Funded status	$421	$118	$(173)	$(192)

Net asset (liability) recognized	$421	$118	$(173)	$(192)

Amounts recognized in the consolidated balance sheets under SFAS 158:
Noncurrent assets	$747	$454	$—	$—
Current liabilities	(20)	(19)	(13)	(13)
Noncurrent liabilities	(306)	(317)	(160)	(179)

	$421	$118	$(173)	$(192)

Amounts not yet recognized in net periodic cost and included in accumulated other comprehensive income:
Unrecognized prior service credit	$174	$228	$65	$78
Unrecognized net actuarial loss	(195)	(572)	(9)	(29)

Total amounts included in AOCI	$(21)	$(344)	$56	$49

Cumulative employer contributions in excess of net periodic cost	442	462	(229)	(241)

Net amount recognized in consolidated balance sheet	$421	$118	$(173)	$(192)

Accumulated benefit obligation at December 31	$3,015	$3,160	$—	$—

December 31, (In millions of dollars)	U.S. Pension Benefits		U.S. Postretirement Benefits
	2007	2006	2007	2006
Reconciliation of unrecognized prior service credit:
Amount disclosed as of prior year end	$228	$282	$78	$92
Recognized as component of net periodic benefit cost	(54)	(54)	(13)	(14)

Amount at end of year	$174	$228	$65	$78

December 31, (In millions of dollars)	U.S. Pension Benefits		U.S. Postretirement Benefits
	2007	2006	2007	2006
Reconciliation of unrecognized net actuarial loss:
Amount disclosed as of prior year end	$(572)	$(858)	$(29)	$(37)
Recognized as component of net periodic benefit cost	82	96	2	3

Changes in plan assets and benefit obligations recognized in other comprehensive income:
Liability experience	297	(33)	18	5
Asset experience	(2)	223	—	—

Total amount recognized as change in plan assets and benefit obligations	295	190	18	5

Amount at end of year	$(195)	$(572)	$(9)	$(29)

For the Years Ended December 31, (In millions of dollars)	U.S. Pension Benefits			U.S. Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$(284)	$55	$69	$(4)	$4	$20

Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2007	2006	2007	2006
Prior service cost (credit)	$(54)	$(54)	$(13)	$(13)
Net actuarial loss	20	79	—	2

	$(34)	$25	$(13)	$(11)

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other U.S. postretirement plans as of the end of the year are as follows:

	U.S. Pension Benefits		U.S. Postretirement Benefits
	2007	2006	2007	2006
Weighted average assumptions:
Discount rate (for expense)	6.1%	5.9%	6.1%	5.9%
Expected return on plan assets	8.75%	8.75%	—	—
Rate of compensation increase (for expense)	3.4%	3.4%	—	—
Discount rate (for benefit obligation)	6.9%	6.1%	6.9%	6.1%
Rate of compensation increase (for benefit obligation)	3.4%	3.4%	—	—

The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $326 million, $312 million and $0, respectively, as of December 31, 2007 and $337 million, $322 million and $0, respectively, as of December 31, 2006.

The projected benefit obligation and fair value of plan assets for U.S. pension plans with projected benefit obligation in excess of plan assets was $326 million and $0, respectively, as of December 31, 2007 and $337 million and $0, respectively, as of December 31, 2006.

The components of the net periodic benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:

For the Years Ended December 31, (In millions of dollars)	U.S. Pension			U.S. Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$82	$83	$88	$4	$4	$8
Interest cost	196	182	176	11	11	15
Expected return on plan assets	(267)	(252)	(233)	—	—	—
Amortization of prior service credit	(54)	(54)	(40)	(13)	(14)	(3)
Amortization of transition asset	—	—	—	—	—	—
Recognized actuarial loss	82	96	78	2	3	1

Net periodic benefit cost	39	55	69	4	4	21
Curtailment gain	—	—	—	—	—	(1)

Total expense	$39	$55	$69	$4	$4	$20

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The net periodic benefit cost for 2007, 2006 and 2005, respectively shown above includes the subsidy.

The assumed health care cost trend rate for Medicare eligibles was approximately 11% in 2007, gradually declining to 5% in 2019, and the rate for non-Medicare eligibles was 10% in 2007, gradually declining to 5% in 2017. Assumed health care cost trend rates have a small effect on the amounts reported for the U.S. health care plans because MMC caps its share of health care trend at 5%. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total of service and interest cost components	$—	$—
Effect on postretirement benefit obligation	$—	$(4)

Non-U.S. Plans

MMC’s financial statements have always reflected pension expense and additional minimum liabilities for its non-U.S. plans based on the provisions of SFAS 87 and SFAS 132(R).

The following schedules provide information concerning MMC’s non-U.S. defined benefit pension plans and non-U.S. postretirement benefit plans.

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$7,194	$6,288	$78	$70
Newly disclosed plans	—	142	—	—
Service cost	148	152	2	2
Interest cost	369	312	4	3
Employee contributions	29	33	—	—
Actuarial (gain) loss	(779)	(238)	5	—
Effect of settlement	(10)	(5)	—	—
Effect of curtailment	(2)	(35)	—	—
Special termination benefits	2	5	—	—
Benefits paid	(238)	(223)	(4)	(3)
Foreign currency changes	207	752	6	6
Other	4	11	—	—

Benefit obligation at end of year	$6,924	$7,194	$91	$78

Change in plan assets:
Fair value of plan assets at beginning of year	$6,895	$5,470	$—	$—
Newly disclosed plans	—	83	—	—
Actual return on plan assets	384	534	—	—
Effect of settlement	(10)	(5)	—	—
Company contributions	189	319	4	3
Employee contributions	29	33	—	—
Benefits paid	(238)	(223)	(4)	(3)
Acquisitions/divestitures	4	—	—	—
Foreign currency changes	192	684	—	—

Fair value of plan assets at end of year	$7,445	$6,895	$—	$—

Funded status	$521	$(299)	$(91)	$(78)

Net asset (liability) recognized	$521	$(299)	$(91)	$(78)

Amounts recognized in the consolidated balance sheets under SFAS 158:
Noncurrent assets	$663	$158	$—	$—
Current liabilities	(8)	(3)	(4)	(3)
Noncurrent liabilities	(134)	(454)	(87)	(75)

	$521	$(299)	$(91)	$(78)

Amounts not yet recognized in net periodic cost and included in accumulated other comprehensive income:
Unrecognized prior service credit	$28	$26	$2	$2
Unrecognized net actuarial loss	(1,317)	(2,020)	(24)	(18)

Total amounts included in AOCI	$(1,289)	$(1,994)	$(22)	$(16)

Cumulative employer contributions in excess of net periodic cost	1,810	1,695	(69)	(62)

Net amount recognized in consolidated balance sheet	$521	$(299)	$(91)	$(78)

Accumulated benefit obligation at December 31	$6,348	$6,507	$—	$—

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2007	2006	2007	2006
Reconciliation of prior service credit:
Amount disclosed as of prior year end	$26	$24	$2	$2
Recognized as component of net periodic benefit cost	(2)	—	—	—
Effect of curtailment	—	3	—	—

Changes in plan assets and benefit obligations recognized in other comprehensive income:
Plan amendments	—	(1)	—	—
Exchange rate adjustments	4	—	—	—

Amount at end of year	$28	$26	$2	$2

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2007	2006	2007	2006
Reconciliation of net loss:
Amount disclosed as of prior year end	$(2,020)	$(2,286)	$(18)	$(17)
Recognized as component of net periodic benefit cost	125	140	1	1
Effect of settlement	(3)	(1)	—	—

Changes in plan assets and benefit obligations recognized in other comprehensive income:
Liability experience	779	238	(5)	(1)
Asset experience	(147)	90	—	—
Effect of curtailment	—	40	—	—
Other	2	—	—	—

Total amount recognized as change in plan assets and benefit obligations	634	368	(5)	(1)

Exchange rate adjustments	(53)	(241)	(2)	(1)

Amount at end of year	$(1,317)	$(2,020)	$(24)	$(18)

For the Years Ended December 31, (In millions of dollars)	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$(599)	$174	$160	$12	$6	$4

Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2007	2006	2007	2006
Prior service (credit)	$(2)	$(2)	$—	$—
Net loss	52	120	1	1

	$50	$118	$1	$1

The weighted average actuarial assumption utilized in determining the above amounts for the non-U.S. defined benefit and other non-U.S. postretirement plans as of the end of the year are as follows:

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2007	2006	2007	2006
Weighted average assumptions:
Discount rate (for expense)	5.1%	4.7%	5.2%	4.8%
Expected return on plan assets	8.0%	7.9%	—	—
Rate of compensation increase (for expense)	4.0%	4.0%	—	—
Discount rate (for benefit obligation)	5.7%	5.1%	5.7%	5.2%
Rate of compensation increase (for benefit obligation)	4.0%	4.0%	—	—

In December 2006, MMC contributed its limited partnership interest in the Trident III private equity fund, valued at $182 million, to its pension plan in the United Kingdom.

The non-U.S. defined benefit plans do not have any direct or indirect ownership of MMC stock.

The benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $338 million, $291 million and $207 million, respectively, as of December 31, 2007 and $3.6 billion, $3.4 billion and $3.2 billion, respectively, as of December 31, 2006.

The projected benefit obligation and fair value of plan assets for non-U.S. pension plans with projected benefit obligation in excess of plan assets was $430 million and $288 million, respectively, as of December 31, 2007 and $4.7 billion and $4.2 billion, respectively, as of December 31, 2006.

The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans and the curtailment, settlement and termination expenses under SFAS 88 are as follows:

For the Years Ended December 31,	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
(In millions of dollars)	2007	2006	2005	2007	2006	2005
Service cost	$148	$152	$157	$2	$2	$1
Interest cost	369	312	296	4	3	3
Expected return on plan assets	(532)	(443)	(407)	—	—	—
Amortization of prior service credit	(2)	—	(1)	—	—	—
Recognized actuarial loss	125	141	99	—	1	—

Net periodic benefit cost	$108	$162	$144	$6	$6	$4

Settlement (gain)/loss	(2)	4	(1)	—	—	—
Curtailment (gain)/loss	(2)	3	—	—	—	—
Special termination benefits	2	5	17	—	—	—

Total expense	$106	$174	$160	$6	$6	$4

The assumed health care cost trend rate was approximately 6.6% in 2007, gradually declining to 4.0% in 2011. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total of service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	$14	$(11)

Estimated Future Benefits Payments

MMC’s estimated future benefit payments for its pension and postretirement benefits (without reduction for Medicare subsidy receipts) at December 31, 2007 are as follows:

December 31,	Pension Benefits		Postretirement Benefits
(In millions of dollars)	U.S.	Non-U.S.	U.S.	Non-U.S.
2008	$156	$417	$13	$4
2009	165	243	13	4
2010	176	245	14	4
2011	188	260	15	5
2012	200	274	15	5
2013-2017	$1,203	$1,599	$87	$27

Contribution Plans

MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies 401(K) Savings & Investment Plan (“SIP”), that are qualified under U.S. tax laws. Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a fixed portion of the employees’ contributions and may also make additional discretionary contributions. The SIP contains an Employee Stock Ownership Plan under U.S. tax law and plan assets of approximately $365 million at December 31, 2007 and $483 million at December 31, 2006 were invested in MMC stock. If a participant does not choose an investment direction for his or her future MMC matching contributions, they are automatically invested in the Putnam Fixed Income Fund. The cost of these defined contribution plans related to continuing operations was $46 million, $45 million, and $64 million for 2007, 2006 and 2005, respectively.

9.	Stock Benefit Plans

MMC maintains multiple share-based payment arrangements under which employees are awarded grants of restricted stock, stock options and other forms of stock-based payment arrangements. Prior to July 1, 2005, MMC accounted for these awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), as permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, compensation cost for stock options was not recognized as long as the stock options granted had an exercise price equal to the market price of MMC’s common stock on the date of grant, the effect of forfeitures on restricted stock, restricted stock units and deferred stock units was recognized when such forfeitures occurred and dividend equivalents on restricted stock units and deferred stock units were expensed in the period incurred. In addition, MMC’s stock purchase plan was not considered compensatory under APB 25, therefore, no expense was required to be recognized. Effective July 1, 2005, MMC adopted the recognition and measurement provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 (R)”), using the modified-prospective transition method. Under this transition method, compensation cost recognized beginning July 1, 2005 includes compensation cost for all share-based payment arrangements granted prior to but not yet vested as of July 1, 2005, based on the grant date fair value and expense attribution methodology determined in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payment arrangements granted subsequent to June 30, 2005, based on the grant-date fair value and expense attribution methodology determined in accordance with the provisions of SFAS 123 (R). In addition, MMC’s stock purchase plan was considered compensatory during the third quarter of 2005, the effect of forfeitures on restricted stock, restricted stock units and deferred stock units is required to be estimated when recognizing compensation cost and dividend equivalents on restricted stock units and deferred stock units expected to vest are required to be classified as dividends. Results for periods prior to July 1, 2005 have not been restated.

Prior to the adoption of SFAS 123 (R), restricted stock units and deferred stock units were classified as liabilities and measured at their respective grant date fair values. Prepaid compensation cost was recognized for the unearned portion of such awards. Upon implementation of SFAS 123 (R), such awards were adjusted to their respective accrued grant date fair values totaling approximately $110 million and were reclassified to equity.

Effective October 1, 2005, certain features in the MMC stock purchase plan were changed so that shares of MMC common stock will be purchased at a price that is 95% of the average market price of the stock on each quarterly purchase date. In accordance with SFAS 123 (R), the stock purchase plan is no longer compensatory beginning October 1, 2005.

If compensation cost for all MMC’s share-based payment arrangements had been recognized based on the fair value method prescribed by SFAS 123 for the periods prior to the adoption of SFAS 123 (R) on July 1, 2005, MMC’s net income and net income per share in 2005 would have been reduced to the pro forma amount indicated in the table below.

(In millions of dollars, except per share figures)	2005
Net Income:
As reported	$404
Adjustment for fair value method, net of tax	(69)

Pro forma net income	$335

Net Income Per Share:
Basic:
As reported	$0.75
Pro forma	$0.62
Diluted:
As reported	$0.74
Pro forma	$0.61

The pro forma information reflected above includes stock options issued under MMC’s incentive and stock award plans and the Putnam Investments Equity Partnership Plan and stock issued under MMC’s stock purchase plan. In addition, the pro forma information reflected above is based on recognizing the costs of employee stock option awards granted prior to July 1, 2005 to retiree-eligible individuals over the full vesting term of the award. Effective July 1, 2005, MMC began recognizing new employee stock option awards granted to retiree-eligible individuals over a shorter period, consistent with the retirement vesting acceleration provisions of these grants. If the costs of employee stock option awards granted prior to July 1, 2005 to retiree-eligible individuals had been recognized for these individuals under this accelerated method, pro forma net income for the year ended 2005 would have amounted to $340 million.

MMC Incentive and Stock Award Plans

In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the “2000 Employee Plan”) and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the “2000 Executive Plan”) were adopted. The types of awards permitted under these plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the “Compensation Committee”) determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received, and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 80,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under pre-existing employee stock plans. Awards relating to not more than 8,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under pre-existing executive stock plans.

Stock Options: Options granted under the 2000 Plans may be designated as either incentive stock options or non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Options are generally granted with an exercise price equal to the market value of MMC’s stock at the date of grant. These option awards generally vest 25% per annum and have a contractual term of 10 years. On March 16, 2005, MMC began granting options that provide for a market-based triggering event before a vested option can be exercised. The terms and conditions of these stock option awards provide that (i) options will vest at a rate of 25% a year beginning one year from the date of grant and (ii) each vested tranche will only become exercisable if the market price of MMC’s stock appreciates to a level of 15% above the exercise price of the option and maintains that level for at least ten (10) consecutive trading days after the award has vested. MMC accounts for these awards under SFAS 123(R) as market-condition options. The effect of the market condition is reflected in the grant-date fair value of such awards. Compensation cost is recognized over the requisite service period and is not subsequently adjusted if the market condition is not met. For awards without a market-based triggering event, compensation cost is generally recognized on a straight-line basis over the requisite service period which is normally the vesting period.

At the May 2005 Annual Meeting, MMC’s shareholders approved a stock option exchange offer. Under the exchange offer, eligible employees could exchange certain deeply underwater options for new options with an estimated fair value equal to 90% of the value of options surrendered in exchange, calculated using the Black-Scholes pricing model. Effective July 1, 2005, employees elected to exchange 42 million options for 16 million new options. The exchange resulted in the retirement of 26 million options and no incremental compensation expense was incurred in connection with the new option grants. The exercise price of the new options of $27.86 is equal to the market price of MMC’s common stock as of the new grant date. The new options were unvested when granted and will vest on the later of the second anniversary of the new option grant or the vesting date of the tendered option. The other terms and conditions of the new options are substantially similar to those of the tendered options they replaced.

The estimated fair value of options granted without a market-based triggering event is calculated using the Black-Scholes option pricing valuation model. This model takes into account several factors and assumptions. The risk-free interest rate is based on the yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumption at the time of grant. The expected life (estimated period of time outstanding) is estimated using the contractual term of the option and the effects of employees’ expected exercise and post-vesting employment termination behavior. Expected volatility prior to July 1, 2005 was calculated based on historical volatility for a period equal to the stock option’s expected life, calculated on a monthly basis. Subsequent to June 30, 2005, MMC began using a blended volatility rate based on the following: (i) volatility derived from daily closing price observations for the 10-year period ended on the valuation date, (ii) implied volatility derived from traded options for the period one week before and one week after the valuation date and (iii) average volatility for the 10-year periods ended on 15 anniversaries prior to the valuation date, using daily closing price observations. The expected dividend yield is based on expected dividends for the expected term of the stock options.

The assumptions used in the Black-Scholes option pricing valuation model for options granted by MMC in 2007, 2006 and 2005 are as follows:

			2005
	2007	2006	Post 6/30/05	Pre 7/1/05
Risk-free interest rate	4.54%	4.2%-5.0%	3.9%-4.3%	3.7%
Expected life (in years)	5.0	5.0	5.0	5.0
Expected volatility	29.9%	29.0%-30.0%	29.0%	18.5%
Expected dividend yield	2.37%	2.1%-2.7%	2.3%	2.2%

The estimated fair value of options granted with a market-based triggering event was calculated using a binomial valuation model. The factors and assumptions used in this model are similar to those utilized in the Black-Scholes option pricing valuation model except that the risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve over the contractual term of the option, and the expected life is calculated by the model.

The assumptions used in the binomial option pricing valuation model for options granted during 2007, 2006 and 2005 are as follows:

			2005
	2007	2006	Post 6/30/05	Pre 7/1/05
Risk-free interest rate	3.2%-5.0%	4.7%-5.3%	4.0%-4.1%	4.1%-4.5%
Expected life (in years)	5.2-7.4	5.0-7.1	5.2-6.5	6.7-6.8
Expected volatility	27.8%-30.0%	29.0%	29.0%	17.9%
Expected dividend yield	2.6%-2.9%	2.3%	2.3%	2.2%

A summary of the status of MMC’s stock option awards as of December 31, 2007 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Balance at January 1, 2007	64,368,884	$34.30
Granted	3,562,904	$29.50
Exercised	(2,255,499)	$23.29
Canceled or exchanged	—	—
Forfeited	(6,866,510)	$36.33
Expired	—	—

Balance at December 31, 2007	58,809,779	$34.20	4.8 years	$50,113

Options vested or expected to vest at December 31, 2007	58,098,107	$34.25	4.9 years	$45,389

Options exercisable at December 31, 2007	36,618,774	$36.58	3.0 years	$903

The weighted-average grant-date fair value of MMC’s option awards granted during the years ended December 31, 2007, 2006 and 2005 was $7.79, $8.55, and $6.51, respectively. The total intrinsic value of options exercised during the same periods was $8 million, $31 million, and $36 million, respectively.

As of December 31, 2007, there was $34 million of unrecognized compensation cost related to MMC’s option awards. The weighted-average period over which that cost is expected to be recognized is 1.4 years. Cash received from the exercise of stock options for the years ended December 31, 2007, 2006 and 2005 was $53 million, $52 million, and $45 million, respectively.

MMC’s policy is to issue treasury shares upon option exercises or share unit conversion. MMC intends to issue treasury shares as long as an adequate number of those shares are available.

Restricted Stock: Restricted shares of MMC’s common stock may be awarded under MMC’s incentive and stock award plans and are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant receives the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions is forfeited upon termination of employment. Shares granted generally become unrestricted at the earlier of: (1) January 1 of the year following the vesting grant date anniversary or (2) the later of the recipient’s normal or actual retirement date. For shares granted prior to 2004, the grant date anniversary is ten years. For shares granted during 2004 and 2005, the grant date anniversary is 7 years and 5 years, respectively. However, certain restricted shares granted in 2005 vest on the third anniversary of the grant date. There were no restricted shares granted in 2007 and 2006.

A summary of the status of MMC’s restricted stock awards as of December 31, 2007 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2007	777,655	$37.12
Granted	—	—
Vested	(24,600)	$15.84
Forfeited	(228,186)	$37.14

Non-vested balance at December 31, 2007	524,869	$38.10

The weighted-average grant-date fair value of MMC’s restricted stock awards granted during the years ended December 31, 2005 and 2004 was $28.87 and $46.12, respectively. The total fair value of MMC’s restricted stock distributed during the years ended December 31, 2007, 2006 and 2005 was $0.8 million, $1.8 million and $9.9 million, respectively.

Restricted Stock Units: Restricted stock units may be awarded under MMC’s Incentive and Stock Award plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years. Beginning with awards granted in 2006, awards to senior executives and other employees may include three-year performance-based restricted stock units and three-year service-based restricted stock units. The payout of performance-based restricted stock units (payable in shares of MMC common stock) may range from 0–200% of the number of units granted, based on the achievement of objective, pre-determined MMC or operating company performance measures over a three-year performance period. MMC accounts for these awards as performance condition restricted stock units. The performance condition is not considered in the determination of grant date fair value of such awards. Compensation cost is recognized over the performance period based on management’s estimate of the number of units expected to vest. Compensation cost will be adjusted to reflect the actual number of shares paid out at the end of the three-year performance period. Dividend equivalents are paid on both performance-based and service-based restricted stock units prior to payout, based on the initial grant amount.

A summary of the status of MMC’s restricted stock unit awards as of December 31, 2007 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2007	1,715,477	$33.14
Granted	2,799,619	$29.60
Vested	(293,681)	$41.16
Forfeited	(250,153)	$30.04

Non-vested balance at December 31, 2007	3,971,262	$30.22

The weighted-average grant-date fair value of MMC’s restricted stock units granted during the years ended December 31, 2006 and 2005 was $30.30 and $29.43, respectively. The total fair value of MMC’s restricted stock units distributed during the years ended December 31, 2007, 2006, and 2005 was $7.4 million, $5.8 million and $18.0 million, respectively.

Deferred Stock Units: Deferred stock units may be awarded under MMC’s incentive and stock award plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years.

A summary of the status of MMC’s deferred stock unit awards as of December 31, 2007 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2007	8,213,838	$34.55
Granted	5,076,099	$28.83
Vested	(2,698,186)	$42.87
Forfeited	(773,004)	$30.47

Non-vested balance at December 31, 2007	9,818,747	$29.60

The weighted-average grant-date fair value of MMC’s deferred stock units granted during the years ended December 31, 2006 and 2005 was $29.36 and $29.88, respectively. The total fair value of MMC’s deferred stock units distributed during the years ended December 31, 2007, 2006, and 2005 was $75.6 million, $53.5 million, and $48.2 million, respectively.

As of December 31, 2007, there was $289 million of unrecognized compensation cost related to MMC’s restricted stock, restricted stock units and deferred stock unit awards.

MMC Stock Purchase Plans

In May 1999, MMC’s stockholders approved an employee stock purchase plan (the “1999 Plan”) to replace the 1994 Employee Stock Purchase Plan (the “1994 Plan”), which terminated on September 30, 1999 following its fifth annual offering. Effective October 1, 2004, certain features in these plans were changed. Under these new features, shares are purchased four times during the plan year (instead of one annual purchase on the last business day of the plan year as was done previously). Beginning October 1, 2005, shares are purchased at a price that is 95% of the average market price on each quarterly purchase date. Under the 1999 Plan, after including the available remaining unused shares in the 1994 Plan and reducing the shares available by 10,000,000 consistent with the MMC Board of Directors’ action in March 2007, no more than 35,600,000 shares of MMC’s common stock may be sold. Employees purchased 1,570,440 shares during the year ended December 31, 2007. At December 31, 2007, 9,926,396 shares were available for issuance under the 1999 Plan. Under the 1995 MMC Stock Purchase Plan for International Employees (the “International Plan”), after reflecting the additional 5,000,000 shares of common stock for issuance approved by the MMC Board of Directors in July 2002, and the addition of 4,000,000 shares due to shareholder action in May 2007, no more than 12,000,000 shares of MMC’s common stock may be sold. Employees purchased 302,776 shares during the year ended December 31, 2007. At December 31, 2007, 3,976,773 shares were available for issuance under the International Plan. Based on the terms in effect as of October 1, 2005, the plans are considered non-compensatory under SFAS 123(R).

10.	Long-term Commitments

MMC leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 98% of MMC’s lease obligations are for the use of office space.

The consolidated statements of income include net rental costs of $511 million, $509 million and $448 million for 2007, 2006 and 2005, respectively, after deducting rentals from subleases ($23 million in 2007, $26 million in 2006 and $20 million in 2005).

At December 31, 2007, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

For the Years Ending December 31, (In millions of dollars)	Gross Rental Commitments	Rentals from Subleases	Net Rental Commitments
2008	$413	$43	$370
2009	382	41	341
2010	343	39	304
2011	305	36	269
2012	287	36	251
Subsequent years	1,747	254	1,493

	$3,477	$449	$3,028

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities and processing activities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed, with all future payments subject to increases for inflation. At December 31, 2007, the aggregate fixed future minimum commitments under these agreements are as follows:

For the Years Ending December 31, (In millions of dollars)	Future Minimum Commitments
2008	$58
2009	24
2010	18
Subsequent years	33

$133

11.	Debt

MMC’s outstanding debt is as follows:

December 31,
(In millions of dollars)	2007	2006
Short-term:
Bank borrowings – International	$—	$8
Current portion of long-term debt	260	1,103

	$260	$1,111

Long-term:
Senior notes – 7.125% due 2009	$400	$399
Senior notes – 5.375% due 2007 (4.0% effective interest rate)	—	501
Senior notes – 6.25% due 2012 (5.1% effective interest rate)	260	262
Senior notes – 3.625% due 2008	250	250
Senior notes – 4.850% due 2013	249	249
Senior notes – 5.875% due 2033	296	295
Senior notes – 5.375% due 2014	647	647
Senior notes – 3 year floating rate note due 2007 (5.51% at December 31, 2006)	—	500
Senior notes – 5.15% due 2010	548	548
Senior notes – 5.75% due 2015	746	746
Mortgage – 5.70% due 2035	461	467
Bank borrowings – International	—	94
Other	7	5

	3,864	4,963
Less current portion	260	1,103

	$3,604	$3,860

MMC’s 5.375% five-year fixed rate $500 million senior notes and three-year floating rate $500 million senior notes matured in 2007. MMC used commercial paper borrowings and borrowings from its revolving credit facility, as well as cash on hand to manage liquidity, including the funding of the maturing bonds. The commercial paper and revolving credit facility borrowings were repaid using proceeds from the Putnam transaction. There were no commercial paper borrowings outstanding at December 31, 2007 and December 31, 2006.

In December 2005, MMC and certain of its foreign subsidiaries entered into a $1.2 billion multi-currency revolving credit facility. Subsidiary borrowings under the facility are unconditionally guaranteed by MMC. The facility expires in December 2010. The interest rate on this facility varies based upon the level of usage of the facility and MMC’s credit ratings. The facility requires MMC to maintain certain coverage and leverage ratios tested quarterly. There was no amount outstanding at December 31, 2007 and $94 million outstanding under this facility at December 31, 2006.

In September 2005, MMC entered into a 30-year $475 million fixed rate non-recourse mortgage loan agreement due 2035, bearing an interest rate of 5.7%, in connection with its interest in its worldwide headquarters building in New York City. In the event the mortgage is foreclosed following a default, MMC would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or at fair market value if greater. MMC utilized a portion of the proceeds to prepay its existing $200 million 9.8% mortgage due 2009. Mortgage prepayment costs of $34 million related to this transaction are included in interest expense in the consolidated statement of income for the year ended December 31, 2005.

Additional credit facilities, guarantees and letters of credit are maintained with various banks, primarily related to operations located outside the United States, aggregating $265 million at December 31, 2007 and $269 million at December 31, 2006. There were no outstanding borrowings under these facilities at December 31, 2007 and $8 million outstanding under these facilities at December 31, 2006.

Scheduled repayments of long-term debt in 2008 and in the four succeeding years are $260 million, $408 million, $558 million, $8 million and $259 million, respectively.

12.	Financial Instruments

The estimated fair value of MMC’s significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that MMC would realize upon disposition, nor do they indicate MMC’s intent or ability to dispose of the financial instrument.

	2007		2006
December 31, (In millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$2,133	$2,133	$2,015	$2,015
Long-term investments	$66	$66	$124	$124
Short-term debt	$260	$260	$1,111	$1,111
Long-term debt	$3,604	$3,616	$3,860	$3,810

Cash and Cash Equivalents: The estimated fair value of MMC’s cash and cash equivalents approximates their carrying value.

Long-term Investments: Long-term investments include available for sale securities recorded at quoted market prices as discussed below. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $43 million and $75 million at December 31, 2007 and 2006, respectively, which are carried on a cost basis. MMC monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

MMC had available for sale securities with an aggregate fair value of $23 million and $50 million at December 31, 2007 and 2006, respectively, which are carried at market value under SFAS

115. Gross unrealized gains amounting to $22 million and $53 million at December 31, 2007 and 2006, respectively, have been excluded from earnings and reported, net of deferred income taxes, in accumulated other comprehensive loss, which is a component of stockholders’ equity.

MMC recorded net gains associated with its available for sale securities of $20 million, $35 million and $157 million, in 2007, 2006 and 2005, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2007, 2006 and 2005 were $29 million, $52 million and $236 million, respectively. Gross realized gains on available for sale securities sold during 2007, 2006 and 2005 amounted to $20 million, $35 million and $157 million, respectively. During 2007, 2006 and 2005, MMC did not record any losses related to the decline in value of available for sale securities that were other than temporary. The cost of securities sold is determined using the average cost method for equity securities. The gains and losses described above are included in Investment income (loss) in the consolidated statements of income.

MMC also holds investments in certain private equity fund partnerships which are accounted for using the equity method. MMC’s share of gains from such investments, and from trading securities and investments held at cost, of $148 million, $166 million and $27 million in 2007, 2006 and 2005, respectively, is included in Investment income (loss) in the consolidated statements of income.

In 2007, MMC’s investment in Trident II, L.P. met the thresholds which require disclosure of summarized financial information under Regulation S-X. The consolidated financial information presented below reflects the most recently available financial statements at September 30, 2007.

(In millions of dollars)	September 30, 2007	December 31, 2006
Assets
Investments at fair value	$1,076	$1,004
Other assets	55	152

Total assets	$1,131	$1,156
Liabilities	—	—

Net assets (Partners’ Capital)	$1,131	$1,156

For the nine months ended September 30, (In millions of dollars)	2007	2006
Investment income	$19	$19
Expenses	2	3

Net investment income	17	16
Realized gains	154	202
Unrealized appreciation	112	59

Net increase in net assets	$283	$277

A portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations is invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.

Short-term and Long-term Debt: The fair value of MMC’s short-term debt, which consists primarily of term debt maturing within the next year, approximates its carrying value. The estimated fair value of MMC’s long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities.

13.	Integration and Restructuring Costs

2007 Actions

In the fourth quarter of 2007, Marsh implemented restructuring activities which resulted in the elimination of 84 positions. These actions resulted in restructuring charges of $16 million for severance and related benefits.

2006 Cost-Savings Initiative

In September 2006, MMC announced a cost-savings initiative related to firm-wide infrastructure, organization structure and operating company business processes. The first phase of this initiative began in September 2006. In connection with this first phase, MMC incurred net restructuring charges of $10 million during 2007 primarily related to severance and benefits, as follows: risk and insurance services - $2 million, consulting - $3 million and corporate - $5 million. Utilization of these charges is summarized as follows:

(In millions of dollars)	Accrued in 2006	Utilized in 2006	Utilized in 2007	Additions/ Changes in Estimates 2007	Remaining Liability at 12/31/07
Severance and benefits	$59	$(21)	$(37)	$10	$11
Future rent on non-cancelable leases	6	(6)	(3)	3	—
Other exit costs (credits)	(55)	58	—	(3)	—

	$10	$31	$(40)	$10	$11

MMC’s actions under the first phase of the 2006 cost-savings initiative are substantially completed, except for certain actions related to MMC’s New York headquarters building.

In the fourth quarter of 2006, Marsh identified additional actions that resulted in the elimination of approximately 170 employee positions through staff reductions and attrition. During 2007, Marsh incurred costs of $39 million related to these actions, primarily related to severance and exit costs for facilities. Utilization of the charges is as follows:

(In millions of dollars)	Accrued in 2006	Utilized in 2006	Utilized in 2007	Additions/ Changes in Estimates 2007	Remaining Liability at 12/31/07
Severance and benefits	$7	$—	$(23)	$37	$21
Future rent on non-cancelable leases	7	(2)	(3)	2	4

	$14	$(2)	$(26)	$39	$25

These actions are substantially complete.

2005 Plan

In March 2005, MMC announced that it would undertake restructuring initiatives involving staff reductions and consolidations of facilities in response to MMC’s business environment (the “2005 Plan”). In connection with the 2005 Plan, MMC recorded an expense of $4 million in the twelve-months ended December 31, 2007 in risk and insurance services. Utilization of the 2005 Plan charges is summarized as follows:

(In millions of dollars)	Accrued in 2005 and 2006	Utilized in 2005 and 2006	Utilized in 2007	Additions/ Changes in Estimates 2007	Remaining Liability at 12/31/07
Severance and benefits	$228	$(215)	$(10)	—	$3
Future rent on non-cancelable leases	145	(80)	(22)	5	48
Other exit costs (credits)	3	6	(2)	(1)	6

	$376	$(289)	$(34)	$4	$57

The actions under the 2005 Plan are completed.

The expenses associated with the restructuring plans are included in Compensation and benefits and Other operating expenses in the consolidated statements of income, and liabilities associated with these initiatives are classified on the consolidated balance sheets as Accounts payable, Other liabilities, or Accrued salaries, depending on the nature of the items.

14.	Common Stock

In August 2007, MMC entered into an $800 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $800 million purchase price and took delivery from the counterparty of an initial tranche of 21,320,530 shares of MMC common stock, which were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the delivery date. This number of shares was the quotient of the $800 million purchase price divided by a contractual “cap” price of $37.5225 per share. Based on the final average share price during the settlement period less a discount, it is expected that approximately 10.7 million additional shares will be delivered to MMC in March 2008. This transaction was effected under a $1.5 billion share repurchase authorization granted by MMC’s Board of Directors in August 2007. MMC remains authorized to repurchase additional shares of its common stock up to a value of $700 million. There is no time limit on this authorization.

In May 2007, MMC entered into a $500 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $500 million purchase price and took delivery from the counterparty of an initial tranche of 13,464,749 shares of MMC common stock. Based on the market price of MMC’s common stock over the subsequent settlement period, in July 2007 the counterparty delivered to MMC an additional 2,555,519 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 16,020,268 shares in the transaction, for a total cost of $500 million and an average price per share to MMC of $31.2105. The repurchased shares were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $500 million share repurchase authorization granted by MMC’s Board of Directors in May 2007.

15.	Stockholder Rights Plan

On September 29, 2007, MMC’s Amended and Restated Rights Agreement, dated as of January 20, 2000 between MMC and the Harris Trust Company of New York, as rights agent, expired pursuant to its terms.

16.	Claims, Lawsuits and Other Contingencies

MMC and Marsh Litigation and Regulatory Matters

Brokerage Compensation Practices

In January 2005, MMC and its subsidiary Marsh Inc. entered into an agreement with the New York State Attorney General (“NYAG”) and the New York State Insurance Department to settle a civil complaint filed in New York State court by NYAG in October 2004 (the “NYAG Lawsuit”) and a related citation issued by the Insurance Department. Among other things, the NYAG Lawsuit and the citation had alleged that Marsh’s use of market service agreements with various insurance companies entailed fraudulent business practices, bid-rigging, illegal restraint of trade and other statutory violations.

Following the filing of the NYAG Lawsuit, various state regulators and attorneys general initiated investigations relating to the conduct alleged in the NYAG Lawsuit. Actions have been filed against MMC, Marsh and certain Marsh subsidiaries by the states of Connecticut in January 2005, Florida in March 2006 and Ohio in August 2007. The civil complaints seek a variety of monetary damages and injunctive and other equitable relief and are based on a variety of legal theories, including unfair trade practices, antitrust, negligent misrepresentation, breach of fiduciary duty and state RICO laws. Discovery has commenced in the Florida action. MMC has been contacted by certain of the other state entities conducting investigations indicating that they may file civil actions or otherwise seek additional monetary or other remedies from MMC.

Numerous private party lawsuits have been commenced against MMC, one or more of its subsidiaries, and their current and former directors and officers, relating to matters alleged in the NYAG Lawsuit. These lawsuits include the following:

Policyholder Claims

•

Various putative class actions purportedly brought on behalf of policyholders have been consolidated into two actions in the federal court in New Jersey (one on behalf of a purported class of “commercial” policyholders and the second on behalf of a purported class of “employee benefit” policyholders). The actions alleged a variety of legal theories, including those related to state tort, contract, fiduciary duty, federal and state antitrust and RICO theories, and sought a variety of remedies, including unspecified monetary damages, treble damages, disgorgement, restitution, punitive damages, declaratory and injunctive relief, and attorneys’ fees and costs. The court has dismissed with prejudice all of the federal antitrust and RICO claims and has dismissed without prejudice all of the state law claims asserted in both actions. The plaintiffs have appealed.

•	In July 2007, two putative class actions against MMC, Marsh, certain insurers and other insurance brokers purportedly brought on behalf of policyholders were filed in federal courts in the Southern District of Florida and the Southern District of New York. These actions relate to the same practices alleged in the NYAG Lawsuit, but with respect to insurance coverage placed with Certain Underwriters at Lloyd’s, London. These actions have been transferred to the District of New Jersey.

•

Four class or representative actions on behalf of policyholders are pending in state courts. Twenty-five actions have been instituted by individual policyholders and others in federal and state courts relating to matters alleged in the NYAG Lawsuit. Two putative class actions and an individual policyholder action are pending in Canada.

Shareholder Claims

Following the announcement of the NYAG Lawsuit and related actions taken by MMC, MMC’s stock price dropped from approximately $45 per share to a low of approximately $22.75 per share.

•

A purported securities class action against MMC, Marsh and certain of their former officers is pending in the United States District Court for the Southern District of New York. Plaintiffs make factual allegations similar to those asserted in the NYAG Lawsuit, including that MMC artificially inflated its share price by making misrepresentations and omissions relating to Marsh’s market service agreements and business practices. Plaintiffs also allege that MMC failed to disclose alleged anti-competitive and illegal practices at Marsh, such as “bid-rigging” and soliciting fictitious quotes. Plaintiffs seek unspecified damages. MMC has responded to the complaint and discovery in this matter has commenced.

•	Two individual shareholder actions against MMC and others are pending in state courts.

•

A purported ERISA class action is pending against MMC and various current and former employees, officers and directors in the United States District Court for the Southern District of New York on behalf of participants and beneficiaries of an MMC retirement plan. The complaint alleges, among other things, that in light of the alleged misconduct described in the NYAG Lawsuit, the defendants knew or should have known that the investment of the plan’s assets in MMC stock was imprudent, that certain defendants failed to provide plan participants with complete and accurate information about MMC stock, that certain defendants responsible for selecting, removing and monitoring other fiduciaries did not comply with ERISA, and that MMC knowingly participated in other defendants’ breaches of fiduciary duties. The complaint seeks, among other things, unspecified compensatory damages, injunctive relief and attorneys’ fees and costs. Discovery is underway in this matter.

•

Several shareholder derivative actions are pending against MMC’s current and former directors and officers. Most of these actions have been consolidated into two proceedings, one in the Court of Chancery of the State of Delaware, and one in the United States District Court for the Southern District of New York. These actions allege, among other things, breach of fiduciary duties with respect to the alleged misconduct described in the NYAG Lawsuit, and that the defendants are liable for and must contribute to or indemnify MMC for any related damages MMC has suffered. The consolidated action in federal court in New York has been stayed in favor of the state derivative action in Delaware, which remains in its preliminary stages.

Other Claims

•

A shareholder derivative suit pending in the Delaware Court of Chancery against the directors and officers of American International Group, Inc. (“AIG”) names as additional defendants MMC, Marsh, certain Marsh subsidiaries and certain former officers and employees. The suit alleges that the MMC and Marsh defendants engaged in conspiracy and fraud with respect to the alleged misconduct described in the NYAG Lawsuit, and that the MMC and Marsh corporate defendants aided and abetted current and former directors and officers of AIG in breaching their fiduciary duties to AIG with respect to AIG’s participation in the alleged misconduct. The complaint seeks damages including the return of all contingent commissions paid by AIG to MMC and Marsh. The MMC and Marsh corporate defendants have moved to dismiss the claims. Plaintiffs’ counsel in a federal securities fraud purported class action against AIG and others (to which MMC is not a party) relating to price declines in AIG’s stock has indicated that plaintiffs may assert claims against MMC in that action.

Other Governmental Inquiries and Claims Relating to MMC and its Subsidiaries

•

In December 2007 the Alaska Retirement Management Board filed a civil lawsuit against Mercer (US) Inc. for alleged professional negligence in actuarial services that Mercer provided to the Alaska Public Employees Retirement System and Alaska Teachers Retirement System. The complaint alleges damages of at least $1.8 billion. Mercer has filed an answer to the complaint.

•

In October 2007, the State of Connecticut brought a civil action against Guy Carpenter in Connecticut state court, alleging violations of the state’s antitrust and unfair trade practices law by allegedly engaging in allocation of markets, price-fixing and other improper conduct in the operation of several reinsurance facilities over a period of decades. The complaint alleges damages to Guy Carpenter’s insurance company clients and their customers, as well as to the general economy of Connecticut, and seeks monetary damages, civil penalties, attorneys’ fees and costs and injunctive and other equitable relief.

•

In February 2005, the U.S. Department of Labor served a subpoena on MMC seeking documents pertaining to services provided by MMC subsidiaries to employee benefit plans, including documents relating to how such subsidiaries have been compensated for such services. The request also sought information concerning market service agreements and the solicitation of bids from insurance companies in connection with services to employee benefit plans. MMC has cooperated with the Department of Labor.

•

In December 2004, MMC received a request for information pursuant to a formal investigation commenced by the SEC seeking documents concerning MMC’s historical disclosure of transactions in which an MMC director, executive officer or 5% stockholder had a material interest. MMC cooperated in the investigation. On February 15, 2008 the SEC notified MMC that it does not intend to pursue any enforcement or other action against MMC in connection with this matter.

•

Since early 2003, the SEC has issued two subpoenas to MMC or its affiliates and has made additional requests for information relating to the SEC’s investigation of loss mitigation products. MMC and its subsidiaries have received similar inquiries regarding certain reinsurance products and finite insurance placements from regulators and other authorities in several states, including Florida, Georgia and Connecticut. MMC and its subsidiaries have cooperated with these and other informal inquiries relating to loss mitigation products.

•

Our activities are regulated extensively under the laws of the United States and its various states, the European Union and its member states, and the other jurisdictions in which we operate. Therefore, in the ordinary course of business, in addition to private party lawsuits, we may be subject to investigations, lawsuits and/or other regulatory actions taken by governmental authorities.

Putnam-Related Matters

On August 3, 2007, Great-West Lifeco Inc. (“GWL”) completed its purchase of Putnam Investments Trust. Under the terms of the stock purchase agreement with GWL, a copy of which was included as an exhibit to MMC’s Current Report on Form 8-K filed on February 1, 2007, MMC agreed to indemnify GWL in the future with respect to certain Putnam-related litigation and regulatory matters. The matters described below directly involve MMC and/or may be subject to these indemnification obligations:

“Market-timing” Related Matters

In 2003 and 2004, Putnam entered into settlements with the SEC and the Commonwealth of Massachusetts with respect to excessive short-term trading by certain former Putnam employees in shares of the Putnam mutual funds (the “Putnam Funds”).

•

MMC and Putnam received a substantial number of civil complaints, filed in various state and federal courts, based on allegations of “market-timing” and, in some cases, “late trading” activities. All of the actions filed in federal court have been transferred, along with actions against other mutual fund complexes, to the United States District Court for the District of Maryland. The following summarizes the matters pending in the District of Maryland:

¡

Two putative class actions by investors in certain Putnam Funds are pending against Putnam. One action asserts claims under Sections 10(b) and 20(a) of the Exchange Act, and Section 36(b) of the Investment Company Act of 1940. The parties are engaged in discovery in this action. The other action purports to assert derivative claims on behalf of all Putnam Funds under Section 36(b) of the Investment Company Act. Both suits seek to recover unspecified damages allegedly suffered by the Putnam Funds and their shareholders as a result of purported market-timing and late trading activity in certain Putnam Funds.

¡

A complaint asserting shareholder derivative claims, purportedly on behalf of MMC, was filed against current and former members of MMC’s Board of Directors, two of Putnam’s former officers, and MMC as a nominal defendant. This action alleges violation of fiduciary duties in failing to provide oversight regarding market-timing in the Putnam Funds. This action has been stayed pursuant to an agreement of the parties.

¡

MMC, Putnam, and certain of their current and former officers, directors and employees are defendants in purported ERISA class actions, one brought by participants in an MMC retirement plan and the other brought by participants in a Putnam retirement plan. The actions allege, among other things, that, in view of the market-timing that was allegedly allowed to occur at Putnam, the investment of the plans’ funds in MMC stock and the Putnam Funds was imprudent and constituted a breach of fiduciary duties to plan participants. Both actions seek unspecified damages and equitable relief. In September 2006, the action regarding the Putnam plan was dismissed against all defendants; the plaintiff is appealing the decision. The action regarding the MMC plan has been stayed.

•

Certain Putnam entities have been named as defendants in a suit brought in the District Court of Travis County, Texas by a former institutional client, the Employee Retirement System of Texas. Plaintiff alleged that Putnam breached its investment management advisory agreement and did not make appropriate disclosures regarding alleged market-timing activity at the time the investment management advisory agreement was executed. As a result of the trial court’s grant of partial summary judgment in favor of Putnam in January 2008, the majority of plaintiff’s claims arising out of these allegations were dismissed. The remaining claims for breach of contract and a violation of the state securities act will be resolved on motion by the court.

“Excessive Fee” Related Litigation

•

Putnam Investment Management LLC and Putnam Retail Management Limited Partnership have been sued in the United States District Court for the District of Massachusetts for alleged violations of Section 36(b) of the Investment Company Act of 1940 in connection with the receipt of purportedly excessive advisory and distribution fees paid by certain Putnam Funds in which plaintiffs purportedly owned shares. Plaintiffs seek, among other things, to recover certain advisory and distribution fees paid to defendants, rescission of the management and distribution agreements between defendants and the funds, and a prospective reduction in fees. The parties concluded fact discovery in December 2007.

Other Contingencies Relating to MMC and its Subsidiaries

Errors and Omissions Claims

•

MMC and its subsidiaries are subject to a significant number of other claims, lawsuits and proceedings in the ordinary course of business. Such claims and lawsuits consist principally of alleged errors and omissions in connection with the performance of professional services. Some of these claims seek damages, including punitive damages, in amounts that could, if awarded, be significant. MMC provides for these exposures by a combination of third-party insurance and self-insurance. To the extent that expected losses exceed MMC’s self-insured retention in any policy year, MMC records an asset for the amount that MMC expects to recover under its third-party insurance programs. The policy limits and coverage terms of the third-party insurance vary to some extent by policy year, but MMC is not aware of coverage defenses or other obstacles to coverage that would limit recoveries in years prior to policy year

2000-2001 in a material amount. In policy years subsequent to 2000-2001, the availability of third-party insurance has declined substantially, which has caused MMC to assume increasing levels of self-insurance. MMC utilizes internal actuarial and other estimates, and case level reviews by inside and outside counsel, to establish loss reserves which it believes are adequate to provide for this self-insured retention. These reserves are reviewed quarterly and adjusted as developments warrant.

Guarantees

•

In connection with its acquisition of U.K.-based Sedgwick Group in 1998, MMC acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited (“River Thames”), which MMC sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters (the “ILU”) by River Thames. The policies covered by this guarantee are reinsured up to £40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2007, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the guarantee. To the extent River Thames or the reinsurer is unable to meet its obligations under those policies, a claimant may seek to recover from MMC under the guarantee.

•

From 1980 to 1983, MMC owned indirectly the English & American Insurance Company (“E&A”), which was a member of the ILU. The ILU required MMC to guarantee a portion of E&A’s obligations. After E&A became insolvent in 1993, the ILU agreed to discharge the guarantee in exchange for MMC’s agreement to post an evergreen letter of credit that is available to pay claims by policyholders on certain E&A policies issued through the ILU and incepting between July 3, 1980 and October 6, 1983. In April 2006, a lawsuit was commenced in the Commercial Court in London against MMC and the ILU by an assignee of an E&A policyholder that purported to have a claim against the MMC letter of credit in the amount of approximately $8.5 million and sought a judicial declaration of its rights as an assignee of a policyholder claim. MMC contested the claim and the lawsuit was discontinued by the plaintiff in May 2007. MMC expects the plaintiff or others to continue to pursue this claim against the MMC letter of credit. MMC anticipates that additional claimants may seek to recover against the letter of credit.

The proceedings and other matters described in this Note 16 on Claims, Lawsuits and Other Contingencies may expose MMC to liability for significant monetary damages and other forms of relief. Where a loss is both probable and reasonably estimable, MMC has established reserves in accordance with SFAS No. 5, “Accounting for Contingencies”. Except as specifically set forth above, MMC’s management is unable, at the present time, to provide a reasonable estimate of the range of possible loss attributable to the foregoing matters or the impact they may have on MMC’s consolidated results of operations or financial position (over and above MMC’s existing loss reserves) or MMC’s cash flows (to the extent not covered by insurance). This is primarily because many of these cases remain in their early stages and only limited discovery has taken place. Adverse determinations in one or more of the matters discussed above could have a material impact on MMC’s financial condition or the results of MMC’s operations in a future period.

17.	Segment Information

MMC’s organizational structure and segment reporting is based on the types of services provided. Under this organizational structure, MMC’s business segments are:

•	Risk and Insurance Services, comprising insurance services (Marsh) and reinsurance services (Guy Carpenter);

•	Consulting, comprising Mercer and Oliver Wyman Group; and

•	Risk Consulting & Technology, comprising Kroll and Corporate Advisory and Restructuring.

The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. The information in the following table excludes the results of Putnam, Kroll Security International, Crump, Price Forbes and SCMS, which are classified as discontinued operations as described in Note 5. Revenues are attributed to geographic areas on the basis of where the services are performed. Segment performance is evaluated based on segment operating income, which includes investment income and losses attributable to each segment, directly related expenses, and charges or credits related to integration and restructuring but not MMC corporate-level expenses. Starting in the first quarter of 2006, segment results also include stock option expense, described in more detail below.

Changes in Segment Measurement

In the second quarter of 2008, performance measurements for segment revenue and segment operating income used by MMC’s chief operating decision maker to evaluate performance and for the allocation of resources, were changed so that investment gains and losses derived from investments strategically linked to MMC’s operating companies are no longer included. The presentation of segment revenue and segment operating income was conformed accordingly. The amounts are now reflected as “Investment income (loss)”, which is presented outside of MMC’s operating income. In addition, the related cash flows received from or paid for certain investments have been similarly changed in the consolidated statements of cash flows.

MMC adopted SFAS 123(R), “Share-Based Payment” effective July 1, 2005. As a result, MMC incurred incremental costs, primarily related to stock options, of $64 million for the third and fourth quarters of 2005. These costs are recorded in Corporate. Starting in the first quarter of 2006, MMC changed the measurement of its segment results to include the cost of stock options. For the twelve months ended December 31, 2006, expenses charged to continuing operations related to stock options totaled $102 million: Risk and Insurance Services - $47 million, Consulting - $41 million, Risk Consulting & Technology - $2 million, and Corporate - $12 million.

Selected information about MMC’s operating segments and geographic areas of operation follows:

For the Years Ended December 31, (In millions of dollars)	Revenue		Operating Income		Total Assets		Depreciation and Amortization	Capital Expenditures
2007–
Risk and Insurance Services	$5,400	(a)	$342		$9,091		$214	$136
Consulting	4,884	(b)	606		4,438		94	99
Risk Consulting & Technology	987	(c)	98		2,538		80	43

Total Operating Segments	$11,271		$1,046		$16,067		$388	$278

Corporate/Eliminations	(94)		(200)		1,292	(e)	19	85
Assets of Discontinued Operations	—		—		—		—	—

Total Consolidated	$11,177		$846		$17,359		$407	$363

2006–
Risk and Insurance Services	$5,263	(a)	$477		$9,651		$230	$133
Consulting	4,224	(b)	465		3,804		92	88
Risk Consulting & Technology	973	(c)	143		2,363		90	46

Total Operating Segments	$10,460		$1,085		$15,818		$412	$267

Corporate/Eliminations	(120)		(137	)(d)	398	(e)	11	6
Assets of Discontinued Operations	—		—		1,921		—	34

Total Consolidated	$10,340		$948		$18,137		$423	$307

2005–
Risk and Insurance Services	$5,412	(a)	$125		$11,465		$221	$153
Consulting	3,802	(b)	451		3,595		96	83
Risk Consulting & Technology	869	(c)	118		2,524		84	54

Total Operating Segments	$10,083		$694		$17,584		$401	$290

Corporate/Eliminations	(184)		(287	)(d)	(1,165	)(e)	11	2
Assets of Discontinued Operations	—		—		1,473		—	53

Total Consolidated	$9,899		$407		$17,892		$412	$345

(a)	Includes inter-segment revenue ($7 million in 2007, $0 million in 2006 and $3 million in 2005) and interest income on fiduciary funds ($193 million in 2007, $180 million in 2006 and $151 million in 2005).
(b)	Includes inter-segment revenue ($79 million in 2007, $108 million in 2006 and $154 million in 2005).
(c)	Includes inter-segment revenue ($8 million in 2007, $12 million in 2006 and $27 million in 2005).
(d)	Corporate expenses in 2006 include a $74 million credit for the gain from the sale of five (5) floors of MMC’s New York headquarters building. Corporate expenses in 2005 include $64 million of incremental expense, primarily related to stock options, resulting from the implementation of SFAS 123(R) effective July 1, 2005.
(e)	Corporate assets primarily include insurance recoverables, pension related assets, the owned portion of MMC’s headquarters building and intercompany eliminations.

Operating Segment Revenue by Product is as follows:

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Risk and Insurance Services
Marsh	$4,498	$4,383	$4,568
Guy Carpenter	902	880	835
Risk Capital Holdings	—	—	9

Total Risk and Insurance Services	5,400	5,263	5,412

Consulting
Mercer	3,368	3,020	2,794
Oliver Wyman Group	1,516	1,204	1,008

Total Consulting	4,884	4,224	3,802

Risk Consulting & Technology	987	973	869

Total Operating Segments	$11,271	$10,460	$10,083

Corporate/Eliminations	(94)	(120)	(184)

Total	$11,177	$10,340	$9,899

Information by geographic area is as follows:

For the Years Ended December 31, (In millions of dollars)	2007	2006	2005
Revenue
United States	$5,379	$5,229	$5,168
United Kingdom	2,099	1,990	1,941
Continental Europe	1,794	1,540	1,452
Other	1,999	1,701	1,522

	$11,271	$10,460	$10,083

Corporate/Eliminations	(94)	(120)	(184)

	$11,177	$10,340	$9,899

December 31, (In millions of dollars)
Fixed Assets
United States	$585	$593	$715
United Kingdom	208	224	229
Continental Europe	90	80	74
Other	109	93	90

	$992	$990	$1,108

The impact of the change in presentation of investment income (loss), described above, on MMC’s prior period consolidated statements of income is as follows:

	Year ended December 31, 2007
(In millions of dollars)	As Reported	Reclassification	Current Presentation
Revenue	$11,187	$(10)	$11,177
Investment income (loss)	163	(163)	—

Total revenue	11,350	(173)	11,177

Expense:
Compensation and benefits	7,030	—	7,030
Other operating expenses	3,301	—	3,301

Operating expenses	10,331	—	10,331

Operating (loss) income	1,019	(173)	846

Interest income	95	—	95

Interest expense	(267)	—	(267)

Investment income (loss)	—	173	173

Income before income taxes and minority interest	$847	$—	$847

	Year ended December 31, 2006
(In millions of dollars)	As Reported	Reclassification	Current Presentation
Revenue	$10,350	$(10)	$10,340
Investment income (loss)	197	(197)	—

Total revenue	10,547	(207)	10,340

Expense:
Compensation and benefits	6,515	—	6,515
Other operating expenses	2,877	—	2,877

Operating expenses	9,392	—	9,392

Operating (loss) income	1,155	(207)	948

Interest income	60	—	60

Interest expense	(303)	—	(303)

Investment income (loss)	—	207	207

Income before income taxes and minority interest	$912	$—	$912

	Year ended December 31, 2005
(In millions of dollars)	As Reported	Reclassification	Current Presentation
Revenue	$9,902	$(3)	$9,899
Investment income (loss)	180	(180)	—

Total revenue	10,082	(183)	9,899

Expense:
Compensation and benefits	6,327	—	6,327
Other operating expenses	3,165	—	3,165

Operating expenses	9,492	—	9,492

Operating (loss) income	590	(183)	407

Interest income	44	—	44

Interest expense	(332)	—	(332)

Investment income (loss)	—	183	183

Income before income taxes and minority interest	$302	$—	$302

The change in presentation had the following effects on operating and investing cash flows:

	For the years ended December 31,
	2007	2006	2005
Increase (decrease) in cash flow
Operating cash flow	(154)	(92)	37
Investing cash flow	154	92	(37)

The following tables reflect the results for revenue and operating income by segment after the change in presentation of investment income (loss):

(In millions of dollars)	2007	2006	2005
Revenue
Risk and Insurance Services
Marsh	$4,498	$4,383	$4,568
Guy Carpenter	902	880	835
MMRCH	—	—	9

Total Risk and Insurance Services	5,400	5,263	5,412

Consulting
Mercer	3,368	3,020	2,794
Oliver Wyman Group	1,516	1,204	1,008

Total Consulting	4,884	4,224	3,802

Risk Consulting & Technology	987	973	869

Total Operating Segments	11,271	10,460	10,083
Corporate Eliminations	(94)	(120)	(184)

Total Revenue	$11,177	$10,340	$9,899

	2007	2006	2005
Operating Income

Risk and Insurance Services	$342	$477	$125
Consulting	606	465	451
Risk Consulting & Technology	98	143	118
Corporate	(200)	(137)	(287)

Total Operating Income (Loss)	846	948	407

Interest Income	95	60	44

Interest Expense	(267)	(303)	(332)

Investment Income (Loss)	173	207	183

Income Before Income Taxes and Minority Interest Expense	$847	$912	$302

Segment Operating Margin
Risk and Insurance Services	6.3%	9.1%	2.3%
Consulting	12.4%	11.0%	11.9%
Risk Consulting & Technology	9.9%	14.7%	13.6%

Consolidated Operating Margin	7.6%	9.2%	4.1%

18.	Subsequent Events

In March 2008, MMC announced a management reorganization within the risk consulting and technology segment, whereby two separate units were formed, each reporting directly to MMC’s chief executive officer. These units are: (i) Kroll, which includes litigation support and data recovery, background screening, and risk mitigation and response; and (ii) Corporate Advisory and Restructuring.

As a result of the management reorganization, MMC conducted an interim goodwill assessment for the new reporting units within the risk consulting and technology segment. Fair value was estimated using a market approach, based on management’s latest projections and outlook for the businesses in the current environment. In particular, recent events impacting the mortgage markets have negatively impacted Kroll Factual Data, and the environment for Corporate Advisory and Restructuring has continued to be difficult. On the basis of the step one impairment test (as defined in SFAS 142), MMC concluded that goodwill in the segment was impaired, and recorded a non-cash charge of $425 million in the first quarter of 2008 to reflect the estimated amount of the impairment.

Due to the timing of the trigger event and subsequent completion of the step one test, MMC was unable to complete the required step two portion of the impairment assessment prior to the issuance of these financial statements. A step two impairment test, which under SFAS 142 is required to be completed after an impairment is indicated in a step one test, requires a complete re-valuation of all assets and liabilities of the reporting units in the same manner as a business combination. MMC is finalizing the second step of the goodwill impairment test. Based on the current results indicated in the step 2 test, MMC recorded an additional non-cash impairment charge of $115 million in the second quarter of 2008. These charges are not reflected in the consolidated financial statements as of and for the periods ended December 31, 2007. As noted above, MMC will conduct its annual goodwill impairment assessment, including the reporting units in risk consulting and technology, in the third quarter of 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Marsh & McLennan Companies, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and of cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 123(R),” effective December 31, 2006.

As discussed in Note 17 of the financial statements, the accompanying financial statements have been retrospectively adjusted for the changes in 2008 in segment reporting structure resulting in exclusion of investment income (loss) from segment revenue and operating income.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 28, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 28, 2008

September 5, 2008 as to Notes 1, 6, 17, and 18

Marsh & McLennan Companies, Inc. and Subsidiaries

SELECTED QUARTERLY FINANCIAL DATA AND

SUPPLEMENTAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions of dollars, except per share figures)
2007:
Revenue	$2,761	$2,785	$2,716	$2,915
Operating income	$336	$239	$116	$155
Income from continuing operations	$228	$140	$80	$90
Income (loss) from discontinued operations	$40	$37	$1,865	$(5)
Net income	$268	$177	$1,945	$85

Basic Per Share Data:
Income from continuing operations	$0.41	$0.26	$0.15	$0.17
Income from discontinued operations	$0.08	$0.06	$3.49	$—
Net income	$0.49	$0.32	$3.64	$0.17

Diluted Per Share Data:
Income from continuing operations	$0.41	$0.25	$0.15	$0.17
Income (loss) from discontinued operations	$0.06	$0.06	$3.45	$(0.01)
Net income	$0.47	$0.31	$3.60	$0.16
Dividends Paid Per Share	$0.19	$0.19	$0.19	$0.19

2006:
Revenue	$2,621	$2,605	$2,483	$2,631
Operating income	$284	$234	$195	$235
Income (loss) from continuing operations	$200	$131	$133	$168
Income from discontinued operations	$216	$41	$43	$58
Net income	$416	$172	$176	$226

Basic Per Share Data:
Income (loss) from continuing operations	$0.37	$0.24	$0.24	$0.31
Income from discontinued operations	$0.39	$0.07	$0.08	$0.10
Net income	$0.76	$0.31	$0.32	$0.41

Diluted Per Share Data:
Income (loss) from continuing operations	$0.36	$0.24	$0.24	$0.30
Income from discontinued operations	$0.39	$0.07	$0.07	$0.10
Net income	$0.75	$0.31	$0.31	$0.40
Dividends Paid Per Share	$0.17	$0.17	$0.17	$0.17

As of February 20, 2008, there were 8,994 stockholders of record.